Exhibit 99.1

Exicure, Inc. Reports Full Year 2020 Financial Results and Corporate Progress

–Granted two Fast Track designations for cavrotolimod (AST-008) from the U.S. Food and Drug Administration (FDA) in January 2021 and an Orphan Drug Designation in March 2021
–Commenced IND-enabling studies on XCUR-FXN Friedreich’s ataxia in late 2020

CHICAGO and Cambridge, Mass.—March 11, 2021 —Exicure, Inc. (NASDAQ:XCUR), a pioneer in gene regulatory and immunotherapeutic drugs utilizing spherical nucleic acid (SNA™) technology, today reported fourth quarter and full year financial results for the year ended December 31, 2020 and provided an update on corporate progress.

“We are pleased with our clinical and operational progress during 2020 and are grateful to our employees who have worked hard to lay the groundwork for a strong 2021,” said David Giljohann, Ph.D., Chief Executive Officer of Exicure. “With the receipt of two Fast Track and an Orphan Drug Designation, we are advancing our cavrotolimod program, as well as expanding our pipeline of drug candidates targeting neurological indications such as Friedreich’s ataxia using our SNA platform,” concluded Dr. Giljohann.

Corporate Progress

Key achievements during 2020 and recent developments include:

XCUR-FXN for Friedreich’s ataxia

•Announced neurology pipeline expansion during virtual R&D day presentation in January 2021
•Initiated IND-enabling studies for XCUR-FXN in December 2020

Cavrotolimod (AST-008) in Oncology

•Granted Orphan Drug Designation from the FDA for cavrotolimod (AST-008) for the treatment of patients with Merkel cell carcinoma (MCC) in March 2021
•Granted two Fast Track designations from FDA for cavrotolimod (AST-008) for MCC and cutaneous squamous cell carcinoma (CSCC), both in the advanced/metastatic setting after progression on anti-PD-1/PD-L1 antibodies in January 2021
•Announced in December 2020 the issuance of two new U.S. patents and a new patent allowance covering cavrotolimod (AST-008) through 2034
•Announced positive clinical data on cavrotolimod (AST-008) at the Society for Immunotherapy of Cancer (SITC) 35th Anniversary Annual Meeting in November 2020
•Announced promising interim results from ongoing Phase 1b/2 clinical trial of cavrotolimod (AST-008) in September 2020
•Announced first patient dosed in Phase 2 clinical trial of cavrotolimod (AST-008) in patients with MCC in June 2020

Corporate/Financial

•Appointed Elizabeth Garofalo, M.D. and Andrew Sassine to the Board of Directors in March 2021
•Appointed James Sulat to the Board of Directors in January 2021
•Secured $25.0 million debt facility in October 2020
•Moved into new corporate headquarters in Chicago, Illinois in July 2020

•Added to the Russell 2000® Index in June 2020
•Hired Douglas Feltner, M.D. as Chief Medical Officer in May 2020
•Appointed Timothy Walbert as Chairman of the Board of Directors in April 2020

Pipeline Updates

Neurology

•In the fourth quarter of 2020, Exicure initiated IND-enabling studies for XCUR-FXN, an SNA-based therapeutic candidate, for the treatment of Friedreich’s ataxia (FA). The Company expects to initiate a first-in-patient Phase 1b clinical trial in 2022. The Company is collaborating closely with the Friedreich’s Ataxia Research Alliance (FARA), a non-profit, charitable organization dedicated to accelerating research leading to treatments and a cure for FA, in the design and site selection of the Phase 1b clinical trial.
•In January 2021, Exicure provided an update on its clinical pipeline across a number of rare neurodegenerative diseases of high unmet need and highlighted the advancement of two preclinical programs: one targeting SCN9A for neuropathic pain and the other targeting CLN3 for Batten Disease.

Immuno-oncology - cavrotolimod (AST-008)

Exicure is conducting a clinical trial in which cavrotolimod (AST-008) is being given in combination with pembrolizumab or cemiplimab for the treatment of locally advanced or metastatic MCC or CSCC, respectively, in patients with progression despite approved anti-PD-(L)1 therapy. In the Phase 2 portion of this trial, Exicure is planning to enroll two separate cohorts of patients with advanced or metastatic MCC or CSCC. Each cohort is expected to enroll up to 29 patients who have failed anti-PD-1/PD-L1, or programmed cell death protein 1/programmed death-ligand 1, therapy. In addition, the Company has added an exploratory cohort to include patients with melanoma who have progressed on PD-(L)1 therapy and MCC patients who do not qualify for the primary MCC cohort. As of February 23, 2021, 16 clinical sites were open for enrollment and 7 additional sites were pending activation. The Company expects to open up to 30 sites for the Phase 2 stage of the clinical trial by the end of 2021. In June 2020, the Company reported the dosing of the first patient in the MCC cohort of the clinical trial. As of February 23, 2021, 16 patients had been dosed in the Phase 2 portion of the clinical trial, including the primary and exploratory cohorts. As of February 23, 2021, 1 of 36 patients treated with cavrotolimod (AST-008) had experienced a treatment-related serious adverse event (SAE). In January 2021, Exicure was granted Fast Track designations by the FDA for cavrotolimod (AST-008) for two development programs. In March 2021, Exicure was granted Orphan Drug Designation for cavrotolimod (AST-008) for the treatment of patients with MCC.

In September 2020, Exicure reported that it had completed enrollment of the Phase 1b stage of the clinical trial for cavrotolimod (AST-008). The objectives of the Phase 1b dose-escalation stage of the clinical trial were to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of cavrotolimod (AST-008) alone and in combination with pembrolizumab, and to identify a recommended Phase 2 dose. The patients dosed in the Phase 1b stage included ten melanoma patients, five MCC patients, two CSCC patients, two head and neck squamous cell carcinoma patients and one leiomyosarcoma patient. At the time of enrollment, 85% of patients had experienced progressive disease while on anti-PD-1 antibody therapy.

The key results from the Phase 1b stage of the trial include:

•Confirmed overall response rate (ORR) of 21% (4/19 patients) overall
•Confirmed ORR of 33% (2/6 patients) in the highest dose cohort (32 mg), which was selected as the Phase 2 recommended dose
•Overall responses occurred in two patients with advanced MCC and two patients with melanoma
•Three of four responders were progressing on anti-PD-1 therapy at the time of enrollment
•Responses were observed in 40% (2/5) of MCC patients enrolled in the study, including one complete response

2020 Financial Results and Financial Guidance

Cash Position: Cash, cash equivalents and short-term investments were $82.1 million as of December 31, 2020, as compared to $94.1 million as of September 30, 2020.

Revenue: Revenue was $16.6 million for the year ended December 31, 2020, as compared to $1.3 million for the year ended December 31, 2019. The increase in revenue of $15.3 million for the year ended December 31, 2020 is primarily associated with the recognition of non-cash revenue in connection with the Company’s collaboration with AbbVie.

Research and Development (R&D) Expense: Research and development expenses were $32.1 million for the year ended December 31, 2020, as compared to $19.3 million for the year ended December 31, 2019. The Company continues to increase staffing in the R&D function, increasing headcount from 29 at December 31, 2019 to 54 at December 31, 2020 and the associated increase in hiring, in addition to growth in cavrotolimod (AST-008) clinical trial activities, has driven the Company’s increase in R&D costs. The associated increases in platform and discovery-related costs reflected increased preclinical R&D activities associated with the Company’s collaboration with AbbVie, increased costs related to XCUR-FXN, as well as other preclinical discovery work in neurology and ophthalmology, partially offset by the absence of a license fee of $3.8 million paid in 2019 to Northwestern University in connection with the receipt of the $25.0 million upfront payment from AbbVie.

General and Administrative (G&A) Expense: General and administrative expenses were $10.0 million for the year ended December 31, 2020, as compared with $8.6 million for the year ended December 31, 2019. The increase is mostly due to higher legal and accounting costs associated with operating as a public company, higher franchise tax costs and higher D&O insurance premium costs, partially offset by lower travel and related costs.

Net Loss: The Company had a net loss of $24.7 million for the year ended December 31, 2020 compared to a net loss of $26.3 million for the year ended December 31, 2019. The decrease in net loss was driven principally by higher revenue of $15.3 million associated with the Company’s collaboration with AbbVie, partially offset by the increases in R&D expenses and G&A expenses discussed above.

Cash Runway Guidance: The Company believes that, based on its current operating plans and estimates of future expenses, as of the date of this press release, its existing cash, cash equivalents and short-term investments, including amounts borrowed and available under the senior secured term loan with MidCap Financial Trust and Silicon Valley Bank, will be sufficient to fund its operations for at least 12 months.

COVID-19 Pandemic Update

With the global spread of the coronavirus disease, or COVID-19, pandemic, the Company continue to monitor closely the developments and take active measures to protect the health of its employees and their families, its communities, as well as clinical trial investigators, patients, and caregivers. The Company continues to monitor the impact that the COVID-19 pandemic is having on the clinical trial’s patient enrollment and safety, site initiation and study integrity. The Company has put in place and continue to maintain a variety of measures to mitigate the effects of COVID-19 and the top priority is to maintain patient safety and clinical trial continuity. During the third quarter of 2020 and through December 31, 2020, the Company observed delays in its enrollment plans and clinical trial site start-ups for the Phase 2 dose expansion phase of the trial. The Company believes the effects of the COVID-19 pandemic or its impact contributed to such delays. As a result, the Company has taken additional measures to increase the enrollment of patients, including frequent interaction with its clinical trial sites currently open as well as increasing the number of clinical trial sites that potentially are activated for this trial so that the Company may continue to enroll patients as initially planned, in accordance with related directives, orders and guidance from relevant health and safety authorities. However, these delays have caused the Company to lengthen clinical development timeline for cavrotolimod (AST-008), and it now expects to report overall response rate (“ORR”) results in the first half of 2022 rather than by year end 2021 as previously guided in September 2020.

About Friedreich’s Ataxia (FA)

FA is a rare, degenerative, life-shortening neuro-muscular disorder that affects children and adults, and involves the loss of strength and coordination usually leading to wheelchair use, diminished vision, hearing and speech, scoliosis, increased risk of diabetes, and a life-threatening heart condition. There are no FDA-approved treatments. The Company estimates that approximately 13,000 patients across the United States, Europe, Canada and Australia are affected by FA.

About FARA

The Friedreich's Ataxia Research Alliance (FARA) is a 501(c)(3), non-profit, charitable organization dedicated to accelerating research leading to treatments and a cure for Friedreich's ataxia. For further information, see www.CureFA.org.

About Exicure

Exicure, Inc. is a clinical-stage biotechnology company developing therapeutics for immuno-oncology, inflammatory diseases and genetic disorders based on its proprietary Spherical Nucleic Acid, or SNA technology. Exicure believes its proprietary SNA architecture has distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and may have therapeutic potential to target diseases not typically addressed with other nucleic acid therapeutics. Exicure's lead program is cavrotolimod (AST-008) which is being evaluated in a Phase1b/2 clinical trial in patients with advanced solid tumors. Exicure is based in Chicago, IL. For further information, see www.exicuretx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact could be deemed forward looking including, but not limited to, statements regarding the anticipated and potential impact of the COVID-19 pandemic and its impact and effects on the Company’s business and operations, including the conduct of and timeline for its ongoing Phase 1b/2 clinical trial for cavrotolimod

(AST-008); the Company’s plans, initiatives and expectations in light of and in response to the COVID-19 pandemic; the Company’s expectations regarding its ability to continue to adapt its business to the evolving COVID-19 pandemic, mitigate its impacts on the business and maintain business continuity; the design, timing and results of its Phase 1b/2 clinical trial of cavrotolimod (AST-008) including patient enrollment expectations and opening of additional clinical trial sites; the initiation, timing and results of its other preclinical studies and clinical trials, including XCUR-FXN; the potential of the Company’s SNA technology to provide therapeutic benefit to target diseases, including its ability to address the genetic challenges posed by Friedreich’s ataxia and other neurological conditions; the potential of the Company’s collaborations and R&D efforts; the Company’s ability to advance its clinical and pre-clinical pipelines; the Company’s expectations with respect to its continued growth; and the Company’s anticipated extended cash runway. The forward-looking statements in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update these forward-looking statements. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risks that the ongoing COVID-19 pandemic or its impact or effects may disrupt the Company’s business and/or the global healthcare system (including its supply chain) more severely than it has to date or more severely than anticipated, which may have the effect of further impacting or delaying the Company’s ongoing Phase 1b/2 clinical trial; unexpected costs, charges or expenses that reduce the Company’s capital resources; the Company’s preclinical or clinical programs do not advance or result in approved products on a timely or cost effective basis or at all; the cost, timing and results of clinical trials; that many drug candidates do not become approved drugs on a timely or cost effective basis or at all; the ability to enroll patients in clinical trials; possible safety and efficacy concerns; regulatory developments; risks that preliminary results from clinical trials are not necessarily predictive of future clinical trial results; and the ability of the Company to protect its intellectual property rights. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which is expected to be filed on or approximately on the same date hereof, as updated by the Company’s subsequent filings with the Securities and Exchange Commission.

All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law. In addition, the COVID-19 pandemic and the associated containment efforts have had and continue to have a serious adverse impact on the economy, the severity and duration of which are uncertain. Government stabilization efforts have only partially mitigated the consequences. The extent and duration of the impact on the Company’s business and operations is highly uncertain and that impact includes effects on its clinical trial operations, timelines and supply chain. Factors that will influence the impact on the Company’s business and operations include the duration and extent of the pandemic, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of the pandemic. The COVID-19 pandemic or its impact or effects could have a material adverse impact on the Company’s business, operations and financial results for an extended period of time.

Media Contact:
Karen Sharma
MacDougall
781-235-3060
ksharma@macbiocom.com

Investor Contact:
Thomas Hoffmann
Solebury Trout
+1-646-378-2931
thoffmann@troutgroup.com

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EXICURE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$33,262	$48,460
Short-term investments	48,818	62,326
Accounts receivable	11	16
Unbilled revenue receivable	—	19
Prepaid expenses and other assets	4,231	1,955
Total current assets	86,322	112,776
Property and equipment, net	4,123	2,099
Right-of-use asset	8,606	356
Other noncurrent assets	1,393	32
Total assets	$100,444	$115,263
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$4,965
Accounts payable	1,866	1,814
Accrued expenses and other current liabilities	3,525	2,435
Deferred revenue, current	8,343	21,873
Total current liabilities	13,734	31,087
Long-term debt, net	16,589	—
Common stock warrant liability, noncurrent	—	414
Deferred revenue, noncurrent	—	2,956
Lease liability, noncurrent	7,959	59
Other noncurrent liabilities	656	—
Total liabilities	$38,938	$34,516

Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 10,000,000 shares authorized, no shares issued and outstanding, December 31, 2020 and December 31, 2019	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 87,651,352 issued and outstanding, December 31, 2020; 86,069,263 issued and outstanding, December 31, 2019	9	9
Additional paid-in capital	167,379	162,062
Accumulated other comprehensive income (loss)	83	(27)
Accumulated deficit	(105,965)	(81,297)
Total stockholders' equity	61,506	80,747
Total liabilities and stockholders’ equity	$100,444	$115,263

EXICURE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenue:
Collaboration revenue	$16,613	$1,296
Total revenue	16,613	1,296
Operating expenses:
Research and development expense	32,094	19,340
General and administrative expense	9,955	8,573
Total operating expenses	42,049	27,913
Operating loss	(25,436)	(26,617)
Other income, net:
Dividend income	47	543
Interest income	972	178
Interest expense	(573)	(786)
Other income, net	322	379
Total other income, net	768	314
Net loss before provision for income taxes	(24,668)	(26,303)
Provision for income taxes	—	—
Net loss	$(24,668)	$(26,303)

Basic and diluted loss per common share	$(0.28)	$(0.46)
Weighted-average basic and diluted common shares outstanding	87,203,588	57,671,734